Ex 99.2

DATED: 9 February, 2007

______________________________________________________

POWER OF ATTORNEY

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WINSTON & STRAWN
LONDON
99 Gresham Street
London EC2V 7NG
Telephone:  44 (0) 20 7105 0000
Facsimile:   44 (0) 20 7105 0100
www.winston.com

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on 9 February, 2007 by MALCOLM COHEN (the “Liquidator”) of BDO Stoy Hayward LLP, 8 Baker Street, London, W1U 3LL who was appointed as the sole liquidator of Microscience Investments Limited, a company incorporated in England and Wales and registered under number 5106930, whose registered office is situated at 8 Baker Street, London, W1U 3LL (the “Company”).

1.                                       The Liquidator HEREBY APPOINTS DAVID GILBERT of 3 Meryton Court, Longbourn, Windsor, Berks, SL4 3TW or, failing him, SHAY BANNON of 151 Friern Barnet Lane, Whetstone, London, N20 0NP (together the “Attorneys” and each an “Attorney”) as his sole Attorney to act as Attorney for and on behalf of the Liquidator and in his name and on his behalf to do all acts and things and execute all documents which, in the relevant Attorney’s absolute discretion are necessary or desirable in connection with the liquidation of the Company in such form and with such provisions as the attorney may in his absolute discretion approve for and on behalf of the Liquidator.

2.                                       Each Attorney may alone execute all necessary or desirable documents on behalf of the Liquidator in connection with the proposed distribution of the shares in Emergent Biosolutions Inc., and do or approve the doing of any necessary or desirable act or thing as the relevant Attorney may think fit in relation to the liquidation of the Company, including the settlement of its assets and liabilities, negotiation and agreement with the Company’s suppliers, employees, agents and other creditors and third parties of any description, all matters in connection with the composition of all and any claims of creditors and other third parties, the distribution of all or any assets of the Company, which include, without limitation, the shares in Emergent Biosolutions Inc., a Delaware corporation held in the name of the Company, and is hereby authorised by and on behalf of the Liquidator, without limitation, to enter into an Assignment and Assumption Agreement and any ancillary documentation related thereto in relation to the Emergent Shares and the distribution of such shares in connection with the liquidation and the transactions contemplated thereby.

3.                                       The Attorneys may concur or act with any other person in any way interested in the execution of any of the documents and doing of acts mentioned in this Power of Attorney.

4.                                       The Attorneys may appoint and remove any substitute for or agent of the attorney, or either of them in respect of all matters mentioned in this Power of Attorney.

5.                                       The Liquidator undertakes to ratify and confirm whatever either Attorney shall, in the name of the Liquidator do or purport to do on behalf of the Liquidator, and to indemnify and to keep the Attorneys indemnified against all costs, claims, expenses, proceedings, obligations and liabilities incurred or suffered by the attorney by reason, directly or indirectly, of the exercise or purported exercise of any power conferred on my attorney, by this Power of Attorney.

Executed as a Deed on the 9th day of February, 2007 by MALCOLM COHEN in the presence of :

/s/ Malcolm Cohen
Malcolm Cohen

/s/ Daniel Conway
SIGNATURE OF WITNESS

NAME OF WITNESS:	Daniel Conway

ADDRESS OF WITNESS:	8 Baker Street, London, W1U 3LL

OCCUPATION OF WITNESS:	Chartered Accountant